Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Barbara Brungess
Vice President, Corporate & Investor Relations
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

FIRST QUARTER FISCAL YEAR 2014 RESULTS

Reiterates Expectations for Fiscal 2014 Adjusted Diluted EPS from Continuing Operations to be in the range of $3.60 to $3.73

VALLEY FORGE, PA, January 23, 2014 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2014 first quarter ended December 31, 2013, adjusted diluted earnings per share from continuing operations increased 9.6 percent to $0.80.  Revenue increased 38.5 percent to $29.2 billion in the quarter.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share from continuing operations were $0.21 for the December quarter of fiscal 2014.  In the tables that follow, we present our GAAP results as well as a reconciliation of GAAP income from continuing operations to adjusted non-GAAP income from continuing operations.

“In our December quarter, we delivered solid results as we onboarded substantial new business,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “We performed well operationally, made meaningful progress through a significant working capital transition, and positioned ourselves well to meet our objectives for the fiscal year.”

The comments below compare adjusted results from continuing operations, which exclude:

•                  Gains from antitrust litigation settlements;

•                  LIFO expense;

•                  Acquisition related expenses and intangibles amortization;

•                  Warrant expense; and

•                  Special employee severance, litigation, and other expenses.

In addition, we calculate our adjusted earnings per share for each period using a diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the unexercised equity warrants.

Summary of Adjusted Quarterly Results

•                  Revenue:  In the first quarter of fiscal 2014, revenue was $29.2 billion, up 38.5 percent compared to the same quarter in the previous fiscal year, reflecting a 46 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, and an 8 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.

•                  Gross Profit:  Gross profit in the fiscal 2014 first quarter was $724.8 million, an 11.6 percent increase over the same period in the previous year, driven by strong revenue growth and solid performance relating to generic pharmaceuticals in ABDC, offset by a substantial increase in lower margin brand business.  Gross profit as a percentage of revenue decreased 60 basis points to 2.48 percent.

•                  Operating Expenses:  In the first quarter of fiscal 2014, operating expenses were $402.1 million, up 13.8 percent over the same period in the last fiscal year.  The increase in operating expenses in the quarter was due primarily to costs associated with onboarding the new Walgreen Co. business.  Operating expenses as a percentage of revenue in the fiscal 2014 first quarter were 1.38 percent compared with 1.68 percent for the same period in the previous fiscal year.

•                  Operating Income:  In the fiscal 2014 first quarter, operating income of $322.7 million was up 8.9 percent versus the prior year, as the increase in gross profit was offset in part by the increase in operating expenses. Operating income as a percentage of revenue decreased 30 basis points to 1.11 percent in the fiscal 2014 first quarter compared to the previous year’s first quarter.

•                  Tax Rate:  The effective tax rate for the first quarter of fiscal 2014 was 38.2 percent, up from 37.8 percent in the previous fiscal year’s first quarter.  Going forward, we expect our annualized effective tax rate to be in the low 38 percent range.

•                  Earnings Per Share:  Diluted earnings per share from continuing operations were up 9.6 percent to $0.80 in the first quarter of fiscal year 2014 compared to $0.73 in the previous fiscal year’s first quarter, driven by the increase in operating income.

•                  Shares Outstanding:  Diluted weighted average shares outstanding for the first quarter of fiscal year 2014 were 235.4 million, a slight decrease versus the prior year as share repurchases offset option exercises.

2

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services (ABCS) and World Courier.

Pharmaceutical Distribution Segment

In the first fiscal quarter of 2014, Pharmaceutical Distribution revenues were $28.6 billion, an increase of 39 percent compared to the same quarter in the prior year.  ABDC revenues increased 46 percent, due primarily to the onboarding of the new Walgreens branded pharmaceuticals business and increased sales to our large PBM customer, as well as other large customers.  ABSG revenues increased 8 percent, which was driven by strong performance in our blood products, vaccine and physician office distribution businesses.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $976.8 million and $863.8 million in the quarters ended December 31, 2013 and 2012, respectively.

Operating income of $286.8 million in the December quarter of fiscal 2014 increased 8 percent compared to the same period in the previous year due to the new Walgreens branded pharmaceuticals business in ABDC, strong contributions from generics, and solid performance in ABSG, as a decline in performance in our community oncology business was offset by strong performance in our physician office, vaccine and blood products distribution businesses.

Other

Revenues in Other were $604.1 million in the first quarter of fiscal 2014, an increase of 20 percent over the same period in the prior year.  Operating income increased 21 percent to $36.0 million in the first quarter of fiscal 2014, driven by strong performance in World Courier.

Fiscal Year 2014 Expectations

AmerisourceBergen continues to expect adjusted diluted earnings per share from continuing operations in fiscal year 2014 to be in the range of $3.60 to $3.73, a 12 percent to 16 percent increase over fiscal 2013.  We have increased our revenue growth expectations to a range of 30 percent to 34 percent, and continue to expect adjusted operating income growth in the 12 percent to 16 percent

3

range.  We now expect adjusted operating margin to decline in the 20 to 23 basis points range due to the onboarding of significant new lower margin business and growth in brand pharmaceutical business with our large customers.  We continue to expect to generate free cash flow in the range of $500 to $700 million, with capital expenditures in the $300 million range; and to spend approximately $500 million in share repurchases, subject to market conditions.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on January 23, 2014.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Senior Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 234-9960.  No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 313989.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel. With over $100 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #32 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,”

4

“would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; the retention of key customer or supplier relationships under less favorable economics; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in branded and/or generic pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances, federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare, and the effect of such changes on our customers; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded and generic pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system; interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; risks associated with the strategic, long-term relationship among Walgreen Co., Alliance Boots GmbH, and AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents among the parties (including, among others, the distribution agreement or the generics agreement), an impact on our earnings per share resulting from the issuance of the Warrants, an inability to realize anticipated benefits (including benefits resulting from participation in the Walgreens Boots Alliance Development GmbH joint venture), the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices, disruption of or changes in vendor, payer and customer relationships and terms, and the reduction of AmerisourceBergen’s operational, strategic or financial flexibility; the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; natural disasters or other unexpected events that affect our operations; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) and Item 1 (Business) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and elsewhere in that report and (ii) in other reports.

5

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	December 31,	% of	December 31,	% of	%
	2013	Revenue	2012	Revenue	Change

Revenue	$29,176,362	100.00%	$21,059,811	100.00%	38.5%

Cost of goods sold	28,488,137		20,398,983		39.7%

Gross profit [1]	688,225	2.36%	660,828	3.14%	4.1%

Operating expenses:
Distribution, selling and administrative	364,060	1.25%	320,700	1.52%	13.5%
Depreciation and amortization	43,950	0.15%	38,684	0.18%	13.6%
Warrants	116,297	0.40%	—	—%
Employee severance, litigation and other	4,302	0.01%	2,004	0.01%
Total operating expenses	528,609	1.81%	361,388	1.72%	46.3%

Operating income	159,616	0.55%	299,440	1.42%	-46.7%

Other income	(597)	—%	(23)	—%

Interest expense, net	18,832	0.06%	18,525	0.09%	1.7%

Income before income taxes	141,381	0.48%	280,938	1.33%	-49.7%

Income taxes	92,450	0.32%	106,317	0.50%	-13.0%

Income from continuing operations	48,931	0.17%	174,621	0.83%	-72.0%

Loss from discontinued operations, net of income taxes	(7,546)		(6,010)

Net income	$41,385	0.14%	$168,611	0.80%

Basic earnings per share:
Continuing operations	$0.21		$0.75		-72.0%
Discontinued operations	(0.03)		(0.03)
Rounding	—		0.01
Total	$0.18		$0.73

Diluted earnings per share:
Continuing operations	$0.21		$0.74		-71.6%
Discontinued operations	(0.03)		(0.03)
Rounding	(0.01)		—
Total	$0.17		$0.71

Weighted average common shares outstanding:
Basic	230,277		232,361
Diluted [2]	237,012		235,992		0.4%

[1]

Includes a $21.0 million gain from antitrust litigation settlements and a $57.6 million LIFO expense charge in the three months ended December 31, 2013.  Includes a $12.3 million gain from antitrust litigation settlements and a $1.2 million LIFO expense charge in the three months ended December 31, 2012.

[2]	Includes the dilutive effect of stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens and Alliance Boots.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2013
	GAAP	Dilution of Unexercised Warrants	Gain on Antitrust Litigation Settlements	LIFO Expense	Acquisition Related Intangibles Amortization	Warrant Expense	Employee Severance, Litigation and Other	Adjusted Non-GAAP

Revenue	$29,176,362		$—	$—	$—	$—	$—	$29,176,362
Cost of goods sold	28,488,137		21,023	(57,582)	—	—	—	28,451,578
Gross profit	688,225		(21,023)	57,582	—	—	—	724,784
Operating expenses	528,609		—	—	(5,958)	(116,297)	(4,302)	402,052
Operating income	159,616		(21,023)	57,582	5,958	116,297	4,302	322,732
Other income	(597)		—	—	—	—	—	(597)
Interest expense, net	18,832		—	—	—	—	—	18,832
Income before income taxes	141,381		(21,023)	57,582	5,958	116,297	4,302	304,497
Income taxes [1]	92,450		(7,882)	21,588	2,234	6,315	1,613	116,318
Income from continuing operations	$48,931		$(13,141)	$35,994	$3,724	$109,982	$2,689	$188,179

Diluted earnings per share from continuing operations [2]	$0.21	$—	$(0.06)	$0.15	$0.02	$0.47	$0.01	$0.80

Diluted weighted average common shares outstanding [2]	237,012	235,383	235,383	235,383	235,383	235,383	235,383	235,383

Percentages of revenue:

Gross profit	2.36%							2.48%
Operating expenses	1.81%							1.38%
Operating income	0.55%							1.11%

1 The income tax rate applicable to Warrant expense was lower than our normal income tax rate as a portion of the Warrant expense is not tax deductible.  The income tax rate on Warrant expense will vary by quarter depending upon the expected quarterly changes in the fair value of the Warrants.

2 For the reconciling items and for the Non-GAAP presentation, diluted earnings per share and diluted weighted average common shares outstanding have been adjusted to exclude the impact of the accounting dilution from the unexercised Warrants.

Note: Management considers GAAP financial measures as well as the presented Non-GAAP financial measures in evaluating the company’s operating performance.  Therefore, we believe that our presentation of Non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2012
	GAAP	Gain on Antitrust Litigation Settlements	LIFO Expense	Acquisition Related Intangibles Amortization	Warrant Expense	Employee Severance, Litigation and Other	Adjusted Non-GAAP

Revenue	$21,059,811	$—	$—	$—	$—	$—	$21,059,811
Cost of goods sold	20,398,983	12,308	(1,167)	—	—	—	20,410,124
Gross profit	660,828	(12,308)	1,167	—	—	—	649,687
Operating expenses	361,388	—	—	(6,099)	—	(2,004)	353,285
Operating income	299,440	(12,308)	1,167	6,099	—	2,004	296,402
Other income	(23)	—	—	—	—	—	(23)
Interest expense, net	18,525	—	—	—	—	—	18,525
Income before income taxes	280,938	(12,308)	1,167	6,099	—	2,004	277,900
Income taxes	106,317	(4,658)	444	2,308	—	758	105,169
Income from continuing operations	$174,621	$(7,650)	$723	$3,791	$—	$1,246	$172,731

Diluted earnings per share from continuing operations	$0.74	$(0.03)	$—	$0.02	$—	$0.01	$0.73

Diluted weighted average common shares outstanding	235,992	235,992	235,992	235,992	235,992	235,992	235,992

Percentages of revenue:

Gross profit	3.14%						3.08%
Operating expenses	1.72%						1.68%
Operating income	1.42%						1.41%

Note: Management considers GAAP financial measures as well as the presented Non-GAAP financial measures in evaluating the company’s operating performance.  Therefore, we believe that our presentation of Non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,
Revenue	2013	2012	% Change

Pharmaceutical Distribution	$28,622,591	$20,599,048	39%
Other	604,132	505,050	20%
Intersegment eliminations	(50,361)	(44,287)	14%

Revenue	$29,176,362	$21,059,811	39%

	Three Months Ended December 31,
Operating Income	2013	2012	% Change

Pharmaceutical Distribution	$286,782	$266,677	8%
Other	35,950	29,725	21%
Gain on antitrust litigation settlements	21,023	12,308	N/M
LIFO expense	(57,582)	(1,167)	N/M
Acquisition related intangibles amortization	(5,958)	(6,099)	N/M
Warrant expense	(116,297)	—	N/M
Employee severance, litigation and other	(4,302)	(2,004)	N/M

Operating income	$159,616	$299,440	-47%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.08%	2.56%
Operating expenses	1.07%	1.27%
Operating income	1.00%	1.29%

Other
Gross profit	21.61%	24.07%
Operating expenses	15.66%	18.18%
Operating income	5.95%	5.89%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.36%	3.14%
Operating expenses	1.81%	1.72%
Operating income	0.55%	1.42%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.48%	3.08%
Operating expenses	1.38%	1.68%
Operating income	1.11%	1.41%

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	September 30,
	2013	2013
ASSETS

Current assets:
Cash and cash equivalents	$347,465	$1,231,006
Accounts receivable, net	6,214,193	6,051,920
Merchandise inventories	8,602,809	6,981,494
Prepaid expenses and other	63,878	129,231
Total current assets	15,228,345	14,393,651

Property and equipment, net	824,105	803,561
Other long-term assets	3,743,645	3,721,426

Total assets	$19,796,095	$18,918,638

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,858,659	$13,335,792
Other current liabilities	1,547,239	1,534,843
Total current liabilities	15,405,898	14,870,635

Long-term debt	1,819,776	1,396,606

Other long-term liabilities	322,619	331,652

Stockholders’ equity	2,247,802	2,319,745

Total liabilities and stockholders’ equity	$19,796,095	$18,918,638

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2013	2012

Operating Activities:
Net income	$41,385	$168,611
Loss from discontinued operations	7,546	6,010
Income from continuing operations	48,931	174,621
Adjustments to reconcile income from continuing operations to net cash used in operating activities	174,642	66,579
Changes in operating assets and liabilities	(1,219,670)	(498,128)
Net cash used in operating activities - continuing operations	(996,097)	(256,928)
Net cash (used in) provided by operating activities - discontinued operations	(7,546)	15,221
Net cash used in operating activities	(1,003,643)	(241,707)

Investing Activities:
Capital expenditures	(59,183)	(56,286)
Other	(9,020)	23
Net cash used in investing activities - continuing operations	(68,203)	(56,263)
Net cash used in investing activities - discontinued operations	—	(5,116)
Net cash used in investing activities	(68,203)	(61,379)

Financing Activities:
Net borrowings	423,000	—
Purchases of common stock	(19,652)	(284,691)
Exercises of stock options	32,326	39,750
Cash dividends on common stock	(54,367)	(49,595)
Purchases of capped call options	(192,995)	—
Other	(7)	(1,090)
Net cash provided by (used in) financing activities - continuing operations	188,305	(295,626)
Net cash used in financing activities - discontinued operations	—	(50,492)
Net cash provided by (used in) financing activities	188,305	(346,118)

Decrease in cash and cash equivalents	(883,541)	(649,204)

Cash and cash equivalents at beginning of period	1,231,006	1,066,608

Cash and cash equivalents at end of period	$347,465	$417,404